As filed with the Securities and Exchange Commission on July 1, 2005

Registration No. 333-110035

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-3
Registration Statement Under the Securities Act of 1933

Halliburton Company

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1401 McKinney Street, Suite 2400 Houston, Texas 77010 (713) 759-2600 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	75-2677995 (I.R.S. Employer Identification No.)

Albert O. Cornelison, Jr.
Executive Vice President and General Counsel
Halliburton Company
1401 McKinney Street, Suite 2400
Houston, Texas 77010
(713) 759-2600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Darrell W. Taylor Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002-4995 (713) 229-1234	Andrew M. Baker Baker Botts L.L.P. 2001 Ross Avenue Dallas, Texas 75201-2980 (214) 953-6500

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

REMOVAL OF SECURITIES FROM REGISTRATION

     Halliburton Company, a Delaware corporation (“Halliburton”), filed a Registration Statement on Form S-3 on October 28, 2003 (Registration No. 333-110035), as amended by Amendment No. 1 thereto filed on February 6, 2004 (the “Registration Statement”), to register for resale $1,200,000,000 aggregate principal amount of its 3⅛% Convertible Senior Notes due July 15, 2023 (the “Notes”) and 31,869,960 shares, par value $2.50 per share, of its common stock (the “Common Stock”) issuable upon conversion of such Notes. The Registration Statement was declared effective by the Securities and Exchange Commission on February 9, 2004. $1,064,771,000 aggregate principal amount of Notes have been sold pursuant to the Registration Statement. No shares of Common Stock have been sold pursuant to the Registration Statement.

     Halliburton’s contractual obligation to maintain the effectiveness of the Registration Statement has ceased. Accordingly, this Post-Effective Amendment is being filed to remove from registration the $135,229,000 aggregate principal amount of Notes not heretofore sold pursuant to the Registration Statement and all of the 31,869,960 shares of Common Stock covered by the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Notes and Common Stock.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 1, 2005.

HALLIBURTON COMPANY
By:	/s/ David J. Lesar
David J. Lesar
Chairman of the Board, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on July 1, 2005.

/s/ David J. Lesar David J. Lesar	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ C. Christopher Gaut C. Christopher Gaut	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Mark A. McCollum Mark A. McCollum	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

* Robert L. Crandall	Director

* Kenneth T. Derr	Director

* W. R. Howell	Director

* Ray L. Hunt	Director

* J. Landis Martin	Director

* Jay A. Precourt	Director

* Debra L. Reed	Director

*By:	/s/ Margaret E. Carriere
Margaret E. Carriere, as Attorney-in-fact,
pursuant to powers of attorney previously filed with the Securities and Exchange Commission